EXHIBIT 5.1

FREDRIKSON & BYRON, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota  55402

Telephone:  (612) 347-7000
Facsimile:  (612) 347-7077

September 8, 2008

Winland Electronics, Inc.
1950 Excel Drive
Mankato, MN  56001

Re:  Registration Statement on Form S-8

Ladies/Gentlemen:

We are acting as corporate counsel to Winland Electronics, Inc. (the “Company”) in connection with the registration by the Company on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) of an additional 200,000 shares (the “Shares”) of Common Stock issuable pursuant to the Company’s 1997 Employee Stock Purchase Plan (the “Plan”).

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

1.	The Company’s Restated Articles of Incorporation, as amended.

2.	The Company’s Restated Bylaws.

3.
Certain corporate resolutions adopted by the Board of Directors and shareholders of the Company pertaining to the adoption and approval of the Plan and the increase in the number of shares reserved for issuance thereunder.

4.           The Plan, as amended.

5.           The Registration Statement.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

1.	The Shares are validly authorized by the Company’s Restated Articles of Incorporation, as amended.

2.
Upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
Fredrikson & Byron, P. A.

By:	/s/ Thomas F. Steichen
Thomas F. Steichen